Exhibit 3.39

ARTICLES OF INCORPORATION
OF
CORNERSTONE LIVING SKILLS, INC.

ONE:                                                                    The name of this corporation is CORNERSTONE LIVING SKILLS, INC.

TWO:                                                               The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:                                                      The name and address in the State of California of the corporation’s initial agent for service of process is Russell Schreiber, 11000 Falstaff Road, Sebastopol, California 95472

FOUR:                                                            This corporation is authorized to issue only one (1) class of shares of stock; and the total number which this corporation is authorized to issue is 1,000 shares.

DATED:                                                  This 6th  day of August, 1992.

/s/ Elizabeth Schreiber
ELIZABETH SCHREIBER

I hereby declare that I am the person who executed the above Articles Of Incorporation, which execution is my act and deed.

/s/ Elizabeth Schreiber

ELIZABETH SCHREIBER

STATE OF CALIFORNIA	)
) ss.
COUNTY OF SONOMA	)

On this 6 day of August, 1992, before me, Mary M. Simpson, a Notary Public, State of California, duly commissioned and sworn, personally appeared Elizabeth Schreiber, personally known to me to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same.

IN WITNESS WHEREOF I have hereunto set my hand and affixed my official seal in the City of Santa Rosa, County of Sonoma on the date set forth above in this certificate.

/s/ Mary M. Simpson

NOTARY PUBLIC,
State of California